EXHIBIT 10.35

STOCK OPTION PLAN AND AGREEMENT

WITH ROGER M. LAVERTY

This Stock Option Plan and Agreement (this “Agreement”), is made effective as of April 24, 2003 (the “Effective Date”), by and between Diedrich Coffee, Inc., a Delaware corporation (the “Company”) and Roger M. Laverty (“Grantee”).

RECITALS

WHEREAS, the Company has agreed to employ Grantee under terms and conditions set forth in that certain employment agreement dated of even date herewith (the “Employment Agreement”), by and between the Company and Grantee.

WHEREAS, for the purpose of encouraging and rewarding Grantee’s contributions to the performance of the Company and aligning Grantee’s interests with the interests of the Company’s stockholders, and as inducement material to Grantee entering into the Employment Agreement with the Company, the Company, in the Employment Agreement, has agreed to grant to Grantee options to purchase 200,000 shares of Company common stock, $0.01 par value per share (the “Common Stock”), as of the Effective Date.

AGREEMENT

NOW, THEREFORE, to evidence the grant of options by the Company and to set forth the terms and conditions of the grant of options, the Company and Grantee hereby agree as follows:

1.                                       Grant of Options.  The Company hereby grants to Grantee, effective as of the Effective Date, non-qualified options to purchase up to 200,000 shares of Common Stock on the terms and subject to the conditions set forth herein (the “Options”).

2.                                       Exercisability and Exercise Price.  The Options will become exercisable as follows:

(a)                                  The Company shall seek approval of the terms of this Agreement and the grant of the Options hereunder from the stockholders of the Company at the next annual meeting of stockholders.  Notwithstanding any provision contained in this Agreement or the Employment Agreement to the contrary, none of the Options granted hereunder will become exercisable until stockholders of the Company approve the terms of this Agreement and the grant of the Options hereunder.

(b)                                 The Options will become exercisable in four equal installments on each of the first four anniversary dates of the Effective Date at an option exercise price equal to $3.44 per share of Common Stock.

(c)                                  Notwithstanding the foregoing, the Options will fully vest and become immediately exercisable if Grantee is terminated by the Company other than for Cause (as such term is defined in the Employment Agreement) within (i) sixty (60) days prior to a Change in

Control (as such term is defined in the Employment Agreement) or (ii) twelve (12) months following a Change in Control; provided, however, that all such Options will terminate and become unexercisable on the earlier of the Expiration Date or the first (1st) anniversary of the date of the Change of Control.

3.                                       Termination of Options.

(a)                                  Unless an earlier termination date occurs as specified in this Section 3, the Options will expire and become unexercisable (whether or not then exercisable) on the tenth (10th) anniversary of the Effective Date (the “Expiration Date”).

(b)                                 If Grantee’s employment with the Company is terminated by the Company for Cause (as such term is defined in the Employment Agreement) prior to the Expiration Date or by the Grantee for any reason other than a Constructive Termination (as such term is defined in the Employment Agreement) prior to the Expiration Date:  (i) all Options that have not otherwise become exercisable as of the date of the termination of Grantee’s employment will immediately terminate and become unexercisable; and (ii) all Options that have become exercisable will terminate and become unexercisable on and after the date sixty (60) days following the date of the termination of Grantee’s employment.

(c)                                  Subject to Section 2(c) above, if Grantee’s employment with the Company is terminated for any reason other than as set forth in Section 3(b) hereof (including if due to death or disability (as such term is defined in the Employment Agreement)):  (i) all Options that have not otherwise become exercisable as of the date of the termination of Grantee’s employment will continue to become exercisable pursuant to Section 2; provided, however, that such Options will terminate and become unexercisable on the earlier of the Expiration Date or the first (1st) anniversary of the date of the termination of Grantee’s employment; and (ii) all Options that have become exercisable as of the date of the termination of Grantee’s employment will terminate and become unexercisable on the earlier of the Expiration Date or the first (1st) anniversary of the date of the termination of Grantee’s employment.

4.                                       Registration of Options.  Promptly after the stockholders of the Company approve this Agreement, the Company, at its expense, shall file a registration statement on Form S-8 to register the shares of Common Stock subject to the Options.

5.                                       Restrictions on Exercise.  Notwithstanding anything to the contrary in this Agreement, the Options may not be exercised, and no shares of Common Stock issuable upon exercise (the “Exercise Shares”) shall be issued:  (a) unless all requisite approvals and consents of any governmental authority of any kind having jurisdiction over the exercise of options shall have been secured and (b) unless all applicable federal, state and local tax withholding requirements shall have been satisfied.  The Company shall use commercially reasonable efforts to obtain the consents and approvals referred to in this Section 5(a) so as to permit the Options to be exercised.

6.                                       Non-Transferability of Options.  None of the Options are assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including without limitation by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of Grantee upon his death, provided that the deceased Grantee’s beneficiary or the representative of his estate acknowledge and agree in writing, in a form reasonably acceptable to the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) to be bound by this Agreement as if such beneficiary or the estate were Grantee.

7.                                       Withholding.  Whenever shares of Common Stock are to be issued pursuant to the exercise of Options, the Compensation Committee may require the recipient of the shares of Common Stock to remit to the Company an amount sufficient to satisfy any applicable federal, state and local tax withholding requirements.  Upon request by Grantee, the Company may also withhold shares of Common Stock to satisfy applicable withholding requirements, subject to any rules adopted by the Compensation Committee regarding compliance with applicable law, including, but not limited to, Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

8.                                       Manner of Exercise.

(a)                                  To the extent that the Options have become and remain exercisable as provided in Sections 2 and 3, and subject to such reasonable administrative regulations as the Compensation Committee may adopt, the Options may be exercised, by written notice to the Compensation Committee, specifying the number of Exercise Shares and the date on which the Grantee intends to exercise the Options (the “Exercise Date”).  On or before the Exercise Date, Grantee shall deliver to the Company full payment for the Options being exercised in cash, or cash equivalent satisfactory to the Compensation Committee, and in an amount equal to the aggregate purchase price for the Exercise Shares.

(b)                                 Subject to the discretion of the Compensation Committee, Grantee may, in lieu of cash, either:  (i) deliver shares of Common Stock having an Exercise Date Value (defined as the product of: (x) the number of shares of Common Stock delivered to the Company multiplied by (y) the closing price on the Nasdaq National Market (or any subsequent exchange or market system upon which the Company’s Common Stock is principally traded) of the Common Stock on the Exercise Date) equal to the purchase price of the Exercise Shares; or (ii) deliver a combination of cash and shares of Common Stock with an aggregate value and Exercise Date Value equal to the purchase price of the Exercise Shares, subject to such rules and regulations as may be adopted by the Compensation Committee to provide for the compliance of such payment procedure with applicable law, including Section 16(b) of the Exchange Act.

(c)                                  The Compensation Committee may require Grantee to furnish or execute such other documents as the Compensation Committee reasonably deems necessary:  (i) to evidence such exercise and (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, applicable state securities laws or any other law.

9.                                       No Rights as Stockholder.  Grantee will have no voting or other rights as a stockholder of the Company with respect to any shares of Common Stock covered by the Options until the exercise of such Options and the issuance of a certificate or certificates to him for such shares of Common Stock.  No adjustment will be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

10.                                 Capital Adjustments.  The number and any applicable option price of the shares of Common Stock covered by the Options will be proportionately and appropriately adjusted by the Compensation Committee to reflect any stock dividend, stock split or share combination of the Common Stock or any recapitalization of the Company.  Subject to any required action by the stockholders of the Company, in any merger, consolidation, reorganization, exchange of shares, liquidation or dissolution, the Options will pertain to the securities and other property, if any, that a holder of the number of shares of Common Stock covered by the Options would have been entitled to receive in connection with such event.

11.                                 General Provisions.  This Agreement shall be governed by Section 9 of the Employment Agreement with the same force and effect as though Section were set forth in its entirety herein.

IN WITNESS WHEREOF, the Company and Grantee have executed this Agreement as of the date first above written.

DIEDRICH COFFEE, INC.:

/s/ Paul C. Heeschen
Paul C. Heeschen
Chairman of the Board of Directors

GRANTEE:

/s/ Roger M. Laverty
Roger M. Laverty